UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                 SEC FILE NUMBER
                                    000-32333

(Check One):
[ ] Form 10-K     [ ] Form 20-K  [X] Form 10-Q   [ ] Form N-SAR

For Period Ended:  March 31, 2006

[ ] Transition Report on Form 10-K

[ ] Transition Report on Form 20-K

[ ] Transition Report on Form 11-K

[ ] Transition Report on Form 10-Q

[ ] Transition Report on Form N-SAR

For the Transition Period Ended:

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

                             Winsted Holdings, Inc.
                           ------------------------
                             Full Name of Registrant


                                 Indiginet, Inc.
                           -------------------------
                            Former Name if applicable


                         100 Crescent Court, Suite 700
           ---------------------------------------------------------
           Address of Principal Executive Office (Street and Number)


                               Dallas, TX  75201
                            ------------------------
                            City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)


    |  (a)  The reasons described in reasonable detail in Part III of this form
    |       could not be eliminated without unreasonable effort or expense;
    |
    |  (b)  The subject annual report, semi-annual report, transition report on
    |       Form 10-K, 10-KSB, Form 20-F, 11-K, Form N-SAR, or portion thereof
[X] |       will be filed on or before the 15th calendar day following the
    |       prescribed due date; or the subject quarterly report or transition
    |       report on Form 10-Q, 10-QSB, or portion thereof will be filed on or
    |       before the fifth calendar day following the prescribed due date; and
    |
    |  (c)  The accountant's statement or other exhibit required by Rule
    |       12b-25(c) has been attached if applicable.


PART III - NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Registrant requires additional time to review and complete form 10-Q. The Registrant will file its Quarterly Report on Form 10-Q as soon as possible, and in any event no later than the fifth calendar day following the prescribed due date for such report.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

         Mark Ellis                         (212)459-8245
        --------------                   ------------------
           (Name)                        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

     [ ] Yes    [X] No

     The Registrant became a Business Development Company effective November 22, 2004 and accordingly became ineligible to file Form 10-KSB and 10-QSB. The Registrant subsequently filed the following forms in error:

     Form 10-KSB for the period ended December 31, 2004
     Form 10-QSB for the period ended March 31, 2005
     Form 10-QSB for the period ended June 30, 2005
     Form 10-QSB for the period ended September 30, 2005

     The Registrant has since filed Form 10-Q for the period ended September 30, 2005, but has not yet made the following filings:

     Form 10-K for the period ended December 31, 2004
     Form 10-Q for the period ended March 31, 2005
     Form 10-Q for the period ended June 30, 2005


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

     [ ] Yes    [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                             Winsted Holdings, Inc.
                  --------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:   May 15, 2006               By:  /s/ Mark Ellis
       -----------------    ---------------------------------------------